NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
February 12, 2014	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

CENTURYLINK REPORTS STRONG FOURTH QUARTER 2013 RESULTS
Achieved operating revenues of $4.54 billion, including core revenues1 of $4.11 billion
Generated operating cash flow2 of $1.84 billion, excluding special items
Generated free cash flow2 of $601 million, excluding special items and integration-related capital expenditures
Achieved Adjusted Net Income2 of $396 million and Adjusted Diluted EPS2 of $0.68, excluding special items
Added nearly 49,000 broadband and a record 26,000 CenturyLink PrismTM TV customers during fourth quarter
Repurchased 50.8 million shares through February 11, 2014 for approximately $1.72 billion since inception of $2 billion program in February 2013; representing 8.2% of outstanding shares as of December 31, 2012.

MONROE, La. - CenturyLink, Inc. (NYSE: CTL) today reported solid operating revenues, operating cash flow and free cash flow for fourth quarter and full-year 2013.
“CenturyLink achieved strong financial and operating results for the fourth quarter with operating revenues at the top end of our guidance range for the quarter, record PrismTM TV subscriber growth, higher than anticipated high-speed Internet subscriber additions and continued demand from business customers for our high-bandwidth data and hosting services,” said Glen F. Post III, chief executive officer and president. “Operating cash flow for the quarter, including the benefit of certain favorable year-end operating expense adjustments, exceeded the top end of our guidance.
“We continue to strengthen and enhance our product and services portfolio through recent acquisitions and new product development. Our November 2013 acquisition of Tier 3 enhances our ability to deliver world class automated cloud and managed services for our customers, while the recently announced strategic partnership with IO expands our colocation footprint and strengthens our ability to deliver flexible data center solutions. Our recent launch of Managed Office provides small and medium-sized businesses user-friendly, fully managed IT services and communications bundles that feature a level of customer service typically available only to larger business customers. We also continue to strategically expand our PrismTM TV footprint and enhance our broadband speeds to deliver highly competitive video and high-speed Internet solutions for consumers.

1 Core revenues defined as Strategic revenues plus Legacy revenues (excludes Data Integration and Other revenues), as described further in the attached schedules.
2 See attachments for non-GAAP reconciliations.

“The investments in our key initiatives continue to strengthen CenturyLink’s ability to innovate, differentiate and succeed in a very competitive marketplace,” Post concluded.
Fourth Quarter Highlights

•
Achieved core revenues of $4.1 billion in fourth quarter, a year-over-year decline of 0.4% compared with a 2.0% year-over-year decline in fourth quarter 2012; Strategic revenues[3] grew 5.4% from the fourth quarter a year-ago.

•	Generated free cash flow of $601 million, excluding special items and integration-related capital expenditures.

•	Continued growing momentum in data hosting cross-sell opportunities and new sales.

•	Added approximately 49,000 high-speed Internet subscribers during fourth quarter, ending the period with nearly six million subscribers in service.

•	Ended the quarter with 175,000 CenturyLink® PrismTM TV subscribers, a record increase of approximately 26,000 subscribers in fourth quarter 2013.

•	Purchased and retired 10.5 million shares for $331 million during fourth quarter 2013.
Consolidated Fourth Quarter Financial Results
Operating revenues for fourth quarter 2013 were $4.54 billion compared to $4.58 billion in fourth quarter 2012. This decrease was driven by lower legacy services revenues primarily due to the impact of access line losses and lower access revenues. These declines were partially offset by increases in strategic revenues resulting primarily from increased business customer demand for high-bandwidth data services and hosting solutions, along with growth in high-speed Internet and CenturyLink® PrismTM TV subscribers.
Operating expenses, excluding special items, decreased to $3.87 billion from $3.89 billion in fourth quarter 2012. The year-over-year decrease in depreciation and amortization expenses along with favorable year-end employee benefit and operating tax expense adjustments were partially offset by higher facility costs, increased costs related to the growth of PrismTM TV and higher selling costs.
Operating cash flow (as defined in our attached supplemental schedules), excluding special items, decreased to $1.84 billion from $1.91 billion in fourth quarter 2012. This decrease was primarily the result of lower legacy revenues described above. For fourth quarter 2013, CenturyLink achieved an operating cash flow margin, excluding special items, of 40.4% versus 41.7% in fourth quarter 2012.
Adjusted Net Income and Adjusted Diluted Earnings Per Share (Adjusted Diluted EPS)
Adjusted Net Income and Adjusted Diluted EPS exclude the after-tax impact of special items, the non-cash after-tax impact of the amortization of intangible assets related to acquisitions since mid-2009, and the non-cash after-tax impact to interest expense of the assignment of fair value to the outstanding debt assumed in connection with those acquisitions.
Excluding the items outlined above, CenturyLink’s Adjusted Net Income for fourth quarter 2013 was $396 million compared to Adjusted Net Income of $415 million in fourth quarter 2012. Fourth quarter 2013 Adjusted Diluted EPS was $0.68 compared to $0.67 in the year-ago period. Fourth quarter 2013 Adjusted Net Income and Adjusted Diluted EPS included a release of valuation allowances against state net operating losses and credits, along with adjustments in our 2013 effective tax rate and other corporate taxes which, together, lowered quarterly tax expense by approximately $16 million ($0.03 per share). See the attached schedules for additional information.

3 In fourth quarter 2013, we reallocated our bundled services and CLEC revenues between their component products and services. This change led to a net transfer of revenue between strategic and legacy services. Current and historical revenues have been restated for this change.

Full-Year Results
For the full-year 2013, operating revenues decreased to $18.1 billion from $18.4 billion for the same period in 2012. Operating cash flow, excluding special items, was $7.4 billion for 2013 compared to $7.7 billion in 2012. The decline in operating revenues was driven by lower legacy services revenues primarily due to the impact of access line losses and lower access revenues, partially offset by increases in strategic revenues resulting primarily from increased business customer demand for high-bandwidth data services and hosting solutions, along with growth in high-speed Internet and CenturyLink® PrismTM TV subscribers. The operating cash flow decline was driven by the reduction in higher-margin legacy voice and access revenues, which was partially offset by growth in lower-margin strategic revenues. Adjusted Net Income, excluding special items, was $1.66 billion in both 2013 and 2012. Adjusted Diluted EPS, excluding special items, was $2.76 in 2013 compared to $2.67 for 2012.
GAAP Results - Fourth Quarter and Full-Year
Under generally accepted accounting principles (GAAP), net income for fourth quarter 2013 was $239 million compared to $233 million net income for fourth quarter 2012, and diluted earnings per share for fourth quarter 2013 was $0.41 compared to $0.37 diluted earnings per share for fourth quarter 2012.
Net loss under GAAP for full-year 2013 was $239 million compared to net income of $777 million for full-year 2012, and loss per share for full-year 2013 was $0.40 compared to earnings per share of $1.25 for full-year 2012. 2013 GAAP operating results include the impact of our third quarter goodwill impairment charge for one operating segment. For details regarding this and other of the Company’s special items for the three and twelve months ended December 31, 2013 and 2012, please see the accompanying financial schedules.
Segment Fourth Quarter Financial Results
Consumer
The Consumer segment realized continued strategic revenue growth driven by increased high-speed Internet and CenturyLink® PrismTM TV subscribers.

•	Strategic revenues were $683 million in the quarter, a 7.7% increase over fourth quarter 2012.

•	Generated nearly $1.50 billion in total revenues, a decrease of 1.7% from fourth quarter 2012, reflecting the continued decline in legacy services tempered by growth in strategic services.

•	Added a record 26,000 CenturyLink® PrismTM TV customers during fourth quarter 2013, growing total customers 17% from the prior quarter.
Business
The Business segment achieved year-over-year recurring revenue growth driven by continued demand for high-bandwidth data services and solid sales momentum.

•	Strategic revenues were $643 million in the quarter, a 7.5% increase over fourth quarter 2012, driven by strength in high-bandwidth offerings such as MPLS[4] and Ethernet services.

•	Generated $1.56 billion in total revenues, an increase of 1.0% from fourth quarter 2012, as growth in high-bandwidth offerings offset lower legacy services revenues.

•	Continued strong sales momentum in fourth quarter.

4 Multiprotocol Label Switching

Wholesale
The Wholesale segment ended the year with more than 18,800 fiber-connected towers, an increase of nearly 30% from year-end 2012.

•
Strategic revenues were $581 million in the quarter, a 1.6% increase over fourth quarter 2012, as increases in wireless carrier bandwidth demand and Ethernet sales, along with delays in copper-based wireless disconnects, offset declines in copper-based revenue.

•
Generated $884 million in total revenues, a decrease of 2.5% from fourth quarter 2012, reflecting the continued decline in legacy revenues, primarily driven by lower long distance and switched access minutes of use, along with access rate reductions.

•	Completed 930 fiber builds in fourth quarter 2013 and more than 4,100 fiber builds in full-year 2013.
Data Hosting
The Data Hosting segment grew managed hosting (including cloud) and colocation services revenue as cross-selling initiatives continue to strengthen sales opportunities.

•	Operating revenues were $353 million in the quarter, a 3.8% increase from fourth quarter 2012.

•	Colocation revenues were $147 million, a 1.4% increase from fourth quarter 2012, and managed hosting revenues were $142 million, representing a 14% increase over the same period a year ago.

•
In January, Savvis began operating as CenturyLink Technology Solutions, aligning the brand with CenturyLink and demonstrating deeper ties to the broad portfolio of IT solutions delivered to businesses.

Guidance - First Quarter 2014 and Full-Year 2014
The Company expects first quarter 2014 revenue and operating cash flow to decrease compared to fourth quarter 2013 primarily due to the decline in legacy and data integration revenues along with approximately $60 million in favorable year-end expense adjustments, primarily related to employee benefits and operating taxes, reflected in fourth quarter 2013 results that are not expected to recur in first quarter 2014. The Company also anticipates a decline in depreciation and amortization expense in the first quarter of 2014 driven primarily by the impact of declining amortization of acquisition-related intangible assets and the annual review and update of depreciation rates, which more than offset increases in depreciation expense associated with continued capital investment. This anticipated lower level of depreciation expense is expected to be offset by the decrease in operating cash flow, along with the impact of favorable income tax adjustments in the fourth quarter 2013, and result in a decrease in Adjusted Diluted EPS in first quarter 2014 compared to fourth quarter 2013.

First Quarter 2014 (excl. special items)

Operating Revenues	$4.46 to $4.51 billion
Core Revenues	$4.07 to $4.12 billion
Operating Cash Flow	$1.73 to $1.78 billion
Adjusted Diluted EPS	$0.58 to $0.63

CenturyLink anticipates full-year 2014 operating cash flow and free cash flow to decline from full-year 2013 primarily driven by the impact of the decline in legacy revenues, investments to continue growth in strategic revenues, as well as a lower level of incremental acquisition-related synergies in 2014 compared to the level of incremental synergies achieved in 2013. The Company also anticipates capital expenditures5 of approximately $3.0 billion in 2014.

Full-Year 2014 (excl. special items)

Operating Revenues	$17.90 to $18.10 billion
Annual percent change in Operating Revenues	0.0% to -1.2%
Core Revenues	$16.25 to 16.45 billion
Annual percent change in Core Revenues	0.0% to -1.2%
Operating Cash Flow	$7.05 to $7.25 billion
Adjusted Diluted EPS	$2.40 to $2.60
Free Cash Flow[5]	$2.6 to $2.8 billion

All 2014 guidance figures and 2014 outlook statements included in this release (i) speak as of February 12, 2014 only, (ii) exclude the impact of any share repurchases made after December 31, 2013 and (iii) exclude the effects of special items, future changes in regulation or accounting rules, integration expenses associated with our recent acquisitions, any changes in operating or capital plans or other unforeseen events or circumstances that impact our financial performance, and any future mergers, acquisitions, divestitures or other similar business transactions. See “Forward Looking Statements” below. For additional information on how we define certain of the terms used above, see the attached schedules.
Investor Call
As previously announced, CenturyLink’s management will host a conference call at 4:00 p.m. Central Time today, February 12, 2014. Interested parties can access the call by dialing 866-835-8905. The call will be accessible for replay through February 19, 2014, by dialing 888-266-2081 and entering the access code 1630419. Investors can also listen to CenturyLink’s earnings conference call and webcast replay by accessing the Investor Relations portion of the Company’s Web site at www.centurylink.com through March 5, 2014.
Reconciliation to GAAP
This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, core revenues, Adjusted Net Income and adjustments to GAAP measures to exclude the effect of special items. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described above will be available in the Investor Relations portion of the Company’s Web site at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.
About CenturyLink
CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The Company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® PrismTM TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

5 Excludes approximately $30 million of integration-related capital expenditures

Forward Looking Statements

Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change, including product displacement; the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, access charges, universal service, broadband deployment, data protection and net neutrality; our ability to effectively adjust to changes in the communications industry, and changes in our markets, product mix and network caused by our recent acquisitions; our ability to successfully integrate recently-acquired operations into our incumbent operations, including the possibility that the anticipated benefits from our recent acquisitions cannot be fully realized in a timely manner or at all; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services, including our ability to effectively respond to increased demand for high-speed broadband service; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the adverse impact on our business and network from possible equipment failures, security breaches or similar attacks on our network; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to use net operating loss carryovers of Qwest in projected amounts; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to maintain favorable relations with our key business partners, suppliers, vendors, landlords and financial institutions; any adverse developments in legal or regulatory proceedings involving us; changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, including those caused by changes in our cash requirements, capital expenditure needs, debt obligations, pension funding requirements, cash flows, or financial position, or other similar changes; the effects of adverse weather; other risks referenced from time to time in our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax laws, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business and our recent acquisitions are described in greater detail in Item 1A of our Form 10-Q for the quarter ended September 30, 2013, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which are inherently speculative and speak only as of the date made. We undertake no obligation to update any of our forward-looking statements for any reason.

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
				As adjusted				As adjusted		Increase
				excluding				excluding		(decrease)
		Less		special		Less		special	Increase	excluding
	As	special		items	As	special		items	(decrease)	special
	reported	Items		(Non-GAAP)	reported	Items		(Non-GAAP)	as reported	items
OPERATING REVENUES
Strategic	$2,260	—		2,260	2,144	—		2,144	5.4%	5.4%
Legacy	1,850	—		1,850	1,983	—		1,983	(6.7)%	(6.7)%
Data integration	186	—		186	189	—		189	(1.6)%	(1.6)%
Other	246	—		246	267	—		267	(7.9)%	(7.9)%
	4,542	—		4,542	4,583	—		4,583

OPERATING EXPENSES
Cost of services and products	1,920	6	(1)	1,914	1,907	9	(5)	1,898	0.7%	0.8%
Selling, general and administrative	823	31	(1)	792	790	18	(5)	772	4.2%	2.6%
Depreciation and amortization	1,166	—		1,166	1,220	—		1,220	(4.4)%	(4.4)%
Impairment of goodwill	(8)	(8)	(2)	—	—	—		—	—%	—%
	3,901	29		3,872	3,917	27		3,890

OPERATING INCOME	641	(29)		670	666	(27)		693

OTHER INCOME (EXPENSE)
Interest expense	(328)	—		(328)	(315)	—		(315)	4.1%	4.1%
Other income (expense)	17	10	(3)	7	23	18	(6)	5	(26.1)%	40.0%
Income tax expense	(91)	33	(4)	(124)	(141)	2	(7)	(143)	(35.5)%	(13.3)%

NET INCOME	$239	14		225	233	(7)		240

BASIC EARNINGS PER SHARE	$0.41	0.02		0.38	0.37	(0.01)		0.39	10.8%	(2.6)%
DILUTED EARNINGS PER SHARE	$0.41	0.02		0.38	0.37	(0.01)		0.38	10.8%	—%

AVERAGE SHARES OUTSTANDING
Basic	585,259			585,259	621,578			621,578	(5.8)%	(5.8)%
Diluted	586,382			586,382	623,654			623,654	(6.0)%	(6.0)%

DIVIDENDS PER COMMON SHARE	$0.540			0.540	0.725			0.725	(25.5)%	(25.5)%

SPECIAL ITEMS
(1) -
Includes the Communications Workers of America contract ratification bonus ($6 million), severance costs associated with recent headcount reductions ($13 million), integration, severance and retention costs associated with our acquisition of Qwest ($20 million) and integration, severance and retention costs associated with our acquisition of Savvis $2 million.

(2) -	Non-cash, non-tax deductible goodwill impairment adjustment of $8 million.
(3) -	Gain on early retirement of debt.
(4) -	Income tax benefit of Item (1) and (3) and release of a tax reserve ($22 million).
(5) -
Includes severance costs associated with reduction in force initiatives ($13 million), integration, severance and retention costs associated with our acquisition of Qwest ($9 million) and integration, severance, and retention costs associated with our acquisition of Savvis ($5 million).

(6) -	Gain on the sale of non-operating investments ($3 million) and early retirement of debt ($15 million).
(7) -	Income tax benefit of Items (5) through (6).

*During the fourth quarter of 2013, we reallocated the discounts on our bundled services (local, long distance, and broadband) to the component products and services. The net effect of the bundled services reallocation was a reclassification of revenues from legacy services to strategic services. Also during the fourth quarter of 2013, we reallocated our CLEC revenues into their component products and services. The net effect of this CLEC reallocation was a reclassification of revenues from strategic services to legacy services. The prior periods have been restated to reflect these reclassifications.

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Twelve Months Ended December 31, 2013				Twelve Months Ended December 31, 2012
				As adjusted				As adjusted		Increase
				excluding				excluding		(decrease)
		Less		special		Less		special	Increase	excluding
	As	special		items	As	special		items	(decrease)	special
	reported	Items		(Non-GAAP)	reported	Items		(Non-GAAP)	as reported	items
OPERATING REVENUES
Strategic	$8,822	—		8,822	8,427	—		8,427	4.7%	4.7%
Legacy	7,617	—		7,617	8,221	—		8,221	(7.3)%	(7.3)%
Data integration	656	—		656	672	—		672	(2.4)%	(2.4)%
Other	1,000	—		1,000	1,056	—		1,056	(5.3)%	(5.3)%
	18,095	—		18,095	18,376	—		18,376

OPERATING EXPENSES
Cost of services and products	7,507	15	(1)	7,492	7,639	34	(5)	7,605	(1.7)%	(1.5)%
Selling, general and administrative	3,502	331	(1)	3,171	3,244	129	(5)	3,115	8.0%	1.8%
Depreciation and amortization	4,541	—		4,541	4,780	(30)	(6)	4,810	(5.0)%	(5.6)%
Impairment of goodwill	1,092	1,092	(2)	—	—	—		—	—%	—%
	16,642	1,438		15,204	15,663	133		15,530

OPERATING INCOME	1,453	(1,438)		2,891	2,713	(133)		2,846

OTHER INCOME (EXPENSE)
Interest expense	(1,298)	—		(1,298)	(1,319)	—		(1,319)	(1.6)%	(1.6)%
Other income (expense)	69	47	(3)	22	(144)	(165)	(7)	21	(147.9)%	4.8%
Income tax expense	(463)	164	(4)	(627)	(473)	128	(8)	(601)	(2.1)%	4.3%

NET (LOSS) INCOME	$(239)	(1,227)		988	777	(170)		947

BASIC (LOSS) EARNINGS PER SHARE	$(0.40)	(2.04)		1.64	1.25	(0.27)		1.52	(132.0)%	7.9%
DILUTED (LOSS) EARNINGS PER SHARE	$(0.40)	(2.04)		1.64	1.25	(0.27)		1.52	(132.0)%	7.9%

AVERAGE SHARES OUTSTANDING
Basic	600,892			600,892	620,205			620,205	(3.1)%	(3.1)%
Diluted	600,892			602,201	622,285			622,285	(3.4)%	(3.2)%

DIVIDENDS PER COMMON SHARE	$2.160			2.160	2.900			2.900	(25.5)%	(25.5)%

SPECIAL ITEMS
(1) -
Includes a litigation reserve ($233 million), the Communications Workers of American contract ratification bonus ($6 million), severance costs associated with recent headcount reductions ($27 million), integration, severance and retention costs associated with our acquisition of Qwest ($47 million), integration, severance and retention costs associated with our acquisition of Savvis ($6 million), an accounting adjustment ($18 million) and an impairment of an office building ($9 million).

(2) -	Non-cash, non-tax deductible goodwill impairment charge of ($1.092 billion).
(3) -	Gain on the sale of a non-operating investment ($32 million), gain on early retirement of debt ($10 million) and settlements of other non-operating issues ($5 million).
(4) -	Income tax benefit of Items (1) and (3), a favorable federal income tax settlement ($33 million) and release of a tax reserve ($22 million).
(5) -
Includes severance costs associated with reduction in force initiatives ($81 million), integration, severance and retention costs associated with our acquisition of Qwest ($71 million) and integration, severance, and retention costs associated with our acquisition of Savvis ($14 million); partially offset with a $3 million credit related to tax incentives for the Embarq integration.

(6) -	Out-of-period depreciation adjustment ($30 million) to correct an overstatement of depreciation in prior quarters.
(7) -	Net loss associated with early retirement of debt ($179 million), partially offset by gains on the sales of non-operating investments $14 million.
(8) -	Income tax benefit of Items (5) through (7), partially offset by the benefit from the reversal of a valuation allowance ($14 million).

*During the fourth quarter of 2013, we reallocated the discounts on our bundled services (local, long distance, and broadband) to the component products and services. The net effect of the bundled services reallocation was a reclassification of revenues from legacy services to strategic services. Also during the fourth quarter of 2013, we reallocated our CLEC revenues into their component products and services. The net effect of this CLEC reallocation was a reclassification of revenues from strategic services to legacy services. The prior periods have been restated to reflect these reclassifications.

CenturyLink, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND DECEMBER 31, 2012
(UNAUDITED)
(Dollars in millions)

	December 31,	December 31,
	2013	2012*

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$168	211
Other current assets	3,739	3,427
Total current assets	3,907	3,638

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	34,307	31,933
Accumulated depreciation	(15,661)	(13,024)
Net property, plant and equipment	18,646	18,909

GOODWILL AND OTHER ASSETS
Goodwill	20,674	21,627
Other, net	8,560	9,766
Total goodwill and other assets	29,234	31,393

TOTAL ASSETS	$51,787	53,940

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$785	1,205
Other current liabilities	3,624	3,390
Total current liabilities	4,409	4,595

LONG-TERM DEBT	20,181	19,400
DEFERRED CREDITS AND OTHER LIABILITIES	10,006	10,656
STOCKHOLDERS' EQUITY	17,191	19,289

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$51,787	53,940

*We reclassified $123 million in software development costs, net of $30 million in accumulated amortization, from property, plant and equipment to other intangible assets on our consolidated balance sheet as of December 31, 2012 to conform to the current period presentation.

 During the year ended December 31, 2013, we discovered and corrected an error that resulted in an understatement of our deferred tax benefit recorded in connection with the purchase accounting of Savvis and Qwest in 2011. We recognized a $105 million increase to our deferred tax benefit and a $105 million reduction to goodwill as of December 31, 2013 and 2012.

CenturyLink, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(Dollars in millions)

	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012

OPERATING ACTIVITIES
Net (loss) income	$(239)	777
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation and amortization	4,541	4,780
Impairment of goodwill	1,092	—
Deferred income taxes	391	394
Provision for uncollectible accounts	152	187
Gain on sale of intangible assets	(32)	—
Net (gain) loss on early retirement of debt	(10)	179
Changes in current assets and current liabilities, net	3	(224)
Retirement benefits	(342)	(169)
Changes in other noncurrent assets and liabilities	19	161
Other, net	(16)	(20)
Net cash provided by operating activities	5,559	6,065

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(3,048)	(2,919)
Proceeds from sale of property and intangible assets	80	191
Cash paid for acquisitions	(160)	—
Other, net	(20)	38
Net cash used in investing activities	(3,148)	(2,690)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	2,481	3,362
Payments of long-term debt	(2,010)	(5,118)
Early retirement of debt costs	(95)	543
Net (payments) borrowings on credit facility	(31)	(346)
Dividends paid	(1,301)	(1,811)
Net proceeds from issuance of common stock	73	110
Repurchase of common stock	(1,586)	(37)
Other, net	15	2
Net cash used in financing activities	(2,454)	(3,295)

Effect of exchange rate changes on cash and cash equivalents	—	3

Net increase in cash and cash equivalents	(43)	83
Cash and cash equivalents at beginning of period	211	128

Cash and cash equivalents at end of period	$168	211

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION
THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012*	2013	2012*
Total segment revenues	$4,296	4,316	17,095	17,320
Total segment expenses	2,140	2,090	8,249	8,244
Total segment income	$2,156	2,226	8,846	9,076
Total segment income margin (segment income divided by segment revenues)	50.2%	51.6%	51.7%	52.4%

Consumer
Revenues
Strategic services	$683	$634	$2,650	$2,474
Legacy services	812	886	3,349	3,681
Data integration	1	2	5	7
	$1,496	$1,522	$6,004	$6,162
Expenses
Direct	$454	$449	$1,758	$1,796
Allocated	120	122	473	495
	$574	$571	$2,231	$2,291

Segment income	$922	$951	$3,773	$3,871
Segment income margin	61.6%	62.5%	62.8%	62.8%

Business
Revenues
Strategic services	$643	$598	$2,509	$2,356
Legacy services	735	762	2,976	3,112
Data integration	185	187	651	665
	$1,563	$1,547	$6,136	$6,133
Expenses
Direct	$880	$839	$3,329	$3,285
Allocated	113	115	440	458
	$993	$954	$3,769	$3,743

Segment income	$570	$593	$2,367	$2,390
Segment income margin	36.5%	38.3%	38.6%	39.0%

Wholesale
Revenues
Strategic services	$581	$572	$2,287	$2,297
Legacy services	303	335	1,292	1,428
	$884	$907	$3,579	$3,725
Expenses
Direct	$44	$38	$169	$169
Allocated	246	263	989	1,061
	$290	$301	$1,158	$1,230

Segment income	$594	$606	$2,421	$2,495
Segment income margin	67.2%	66.8%	67.6%	67.0%

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION (Continued)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012*	2013	2012*
Data Hosting
Revenues
Strategic services	$353	340	1,376	1,300
	$353	340	1,376	1,300
Expenses
Direct	$284	266	1,096	987
Allocated	(1)	(2)	(5)	(7)
	$283	264	1,091	980

Segment income	$70	76	285	320
Segment income margin	19.8%	22.4%	20.7%	24.6%

*During the fourth quarter of 2013, we reallocated the discounts on our bundled services (local, long distance, and broadband) to the component products and services. The net effect of the bundled services reallocation was a reclassification of revenues from legacy services to strategic services. The prior periods have been restated to reflect this reclassification.

During the fourth quarter of 2013, we reallocated our CLEC revenues into their component products and services. The net effect of this CLEC reallocation was a reclassification of revenues from strategic services to legacy services. The prior periods have been restated to reflect this reclassification.

The Direct segment expenses for data hosting for the second quarter of 2013 have been restated to reflect the correction of a $3 million error relevant to severance and retention expenses.
During the first quarter of 2013, we reorganized our operating segments in order to strengthen our focus on the business market while continuing our commitment to our wholesale, hosting and consumer customers. We also revised our methodology for how we allocate our expenses to our segments to better align segment expenses with related revenues. We have restated prior periods to reflect the reorganization and the change in our allocation methodology.

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in millions)

		Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
					As adjusted				As adjusted
			Less		excluding		Less		excluding
		As	special		special	As	special		special
		reported	Items		items	reported	Items		items
Operating cash flow and cash flow margin
	Operating income	$641	(29)	(1)	670	666	(27)	(3)	693
	Add: Depreciation and amortization	1,166	—		1,166	1,220	—		1,220
	Add: Impairment of goodwill	(8)	(8)	(2)	—	—	—		—
	Operating cash flow	$1,799	(37)		1,836	1,886	(27)		1,913

	Revenues	$4,542	—		4,542	4,583	—		4,583

	Operating income margin (operating income divided by revenues)	14.1%			14.8%	14.5%			15.1%

	Operating cash flow margin (operating cash flow divided by revenues)	39.6%			40.4%	41.2%			41.7%

Free cash flow
	Operating cash flow				$1,836				1,913
	Less: Cash paid for income taxes, net of refunds				(3)				(23)
	Less: Cash paid for interest, net of amounts capitalized				(419)				(408)
	Less: Capital expenditures (4)				(820)				(877)
	Add: Other income				7				5
	Free cash flow (5)				$601				610

SPECIAL ITEMS
(1) -
Includes a non-cash, non-tax deductible goodwill impairment charge of $8 million, the Communications Workers of America contract ratification bonus ($6 million), severance costs associated with recent headcount reductions ($13 million), integration, severance and retention costs associated with our acquisition of Qwest ($20 million) and integration, severance and retention costs associated with our acquisition of Savvis $2 million.

(2) -	Non-cash, non-tax deductible goodwill impairment charge of $8 million.
(3) -
Includes severance costs associated with reduction in force initiatives ($13 million), integration, severance and retention costs associated with our acquisition of Qwest ($9 million) and integration, severance, and retention costs associated with our acquisition of Savvis ($5 million).

(4) -	Excludes $17 million in fourth quarter 2013 and $18 million in fourth quarter 2012 of capital expenditures related to the integration of Embarq, Qwest and Savvis.
(5) -	Excludes special items identified in items (1) to (3).

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in millions)

		Twelve Months Ended December 31, 2013				Twelve Months Ended December 31, 2012
					As adjusted				As adjusted
			Less		excluding		Less		excluding
		As	special		special	As	special		special
		reported	Items		items	reported	Items		items
Operating cash flow and cash flow margin
	Operating income	$1,453	(1,438)	(1)	2,891	2,713	(133)	(3)	2,846
	Add: Depreciation and amortization	4,541	—		4,541	4,780	(30)	(4)	4,810
	Add: Impairment of goodwill	1,092	1,092	(2)	—	—	—		—
	Operating cash flow	$7,086	(346)		7,432	7,493	(163)		7,656

	Revenues	$18,095	—		18,095	18,376	—		18,376

	Operating income margin (operating income divided by revenues)	8.0%			16.0%	14.8%			15.5%

	Operating cash flow margin (operating cash flow divided by revenues)	39.2%			41.1%	40.8%			41.7%

Free cash flow
	Operating cash flow				$7,432				7,656
	Less: Cash paid for income taxes				(48)				(82)
	Less: Cash paid for interest, net of amounts capitalized				(1,334)				(1,405)
	Less: Capital expenditures (5)				(3,001)				(2,858)
	Add: Other income				22				21
	Free cash flow (6)				$3,071				3,332

SPECIAL ITEMS
(1) -
Includes a non-cash, non-tax deductible goodwill impairment charge of ($1.092 billion), a litigation reserve ($233 million), the Communications Workers of America contract ratification bonus ($6 million), severance costs associated with recent headcount reductions ($27 million), integration, severance and retention costs associated with our acquisition of Qwest ($47 million), integration, severance and retention costs associated with our acquisition of Savvis ($6 million), an accounting adjustment ($18 million) and an impairment of an office building ($9 million).

(2) -	Non-cash, non-tax deductible goodwill impairment charge of ($1.092 billion).
(3) -
Includes severance costs associated with reduction in force initiatives ($81 million), integration, severance and retention costs associated with our acquisition of Qwest ($71 million) and integration, severance, and retention costs associated with our acquisition of Savvis ($14 million); partially offset with a $3 million credit related to tax incentives for the Embarq integration.

(4) -	Out-of-period depreciation adjustment ($30 million) to correct an overstatement of depreciation in prior quarters.
(5) -
Excludes $47 million for the twelve months ended December 31, 2013 and $61 million for the twelve months ended December 31, 2012 of capital expenditures related to the integration of Embarq, Qwest and Savvis.

(6) -
Excludes special items identified in items (1) to (4) and does not reflect the impact of pension contributions of $147 million for the twelve months ended December 31, 2013 and $32 million for the twelve months ended December 31, 2012.

CenturyLink, Inc.
OPERATING METRICS
(UNAUDITED)
(In thousands)

	As of	As of	As of
	December 31, 2013	September 30, 2013	December 31, 2012*
Broadband subscribers	5,991	5,942	5,851
Access lines	13,002	13,150	13,751

* The December 31, 2012 numbers have been adjusted to include the operational metrics of our wholly owned subsidiary, El Paso County Telephone Company, which had been previously excluded. The increase (in thousands) related to including El Paso County Telephone Company's broadband subscribers and access lines, is approximately 3 and 4, respectively as of December 31, 2012.

CenturyLink, Inc.
SUPPLEMENTAL NON-GAAP INFORMATION - ADJUSTED DILUTED EPS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(excluding special items)

Net income *	$225	240	988	947

Add back:
Amortization of customer base intangibles:
Qwest	223	237	913	966
Embarq	30	34	127	146
Savvis	16	15	61	59

Amortization of trademark intangibles:
Qwest	7	14	39	63
Savvis	15	2	21	9

Amortization of fair value adjustment of long-term debt:
Embarq	1	1	4	4
Qwest	(14)	(18)	(62)	(86)

Subtotal	278	285	1,103	1,161
Tax effect of above items	(107)	(110)	(428)	(445)
Net adjustment, after taxes	$171	175	675	716

Net income, as adjusted for above items	$396	415	1,663	1,663

Weighted average diluted shares outstanding	586.4	623.7	602.2	622.3

Diluted EPS (excluding special items)	$0.38	0.38	1.64	1.52

Adjusted diluted EPS as adjusted for the above-listed purchase accounting intangible and interest amortizations (excluding special items)	$0.68	0.67	2.76	2.67

The above schedule presents adjusted net income and adjusted earnings per share (both excluding special items) by adding back to net income and earnings per share certain non-cash expense items that arise as a result of the application of business combination accounting rules to our recent acquisitions. Such presentation is not in accordance with generally accepted accounting principles but management believes the presentation is useful to analysts and investors to understand the impacts of growing our business through acquisitions.

*See preceding schedules for a summary description of the impact of excluded special items.